Exhibit (h)(v)

COHEN & STEERS

FORM OF FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of ___________ ___, 20__, between the acquiring funds managed by ____________, listed on Schedule A, severally and not jointly (each, an “Acquiring Fund”), and the acquired fund managed by Cohen & Steers Capital Management, Inc. listed on Schedule B, severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which an investment company may invest in shares of registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which a registered investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act, subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1) of the 1940 Act in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.	Terms of Investment.

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) Reserved.

(ii) Reserved.

(iii) Scale of investment. The Acquiring Fund, its “advisory group”, as such term is defined in the Rule, and any Account, shall not control (individually or in the aggregate) an Acquired Fund. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund. Unless otherwise agreed in writing between the Acquiring Fund and the Acquired Fund, the Acquiring Fund shall not purchase or otherwise acquire securities issued by an Acquired Fund in excess of the limits in Section 12(d)(1)(A)(i) of the 1940 Act.

(iv) Passive Investment Intent. The Acquiring Fund, its “advisory group”, as such term is defined in the Rule, and any Account are only permitted to hold securities of an Acquired Fund in the ordinary course of business that were not acquired and are not held for the purpose of or with the effect of changing or influencing the management or policies of the Acquired Fund.

(v) Voting. Unless otherwise required by Rule 12d1-4(b)(1)(ii), the Acquiring Fund, its “advisory group”, as such term is defined in the Rule, and any Account shall vote its securities held of an Acquired Fund in accordance with the recommendation of the board of trustees or board of directors, as applicable, of the Acquired Fund; provided, however, that if the vote recommended violates the voting policies of the Acquiring Fund, or any voting policies applicable to a member of the Acquiring Fund’s “advisory group” or to any Account, then the Acquiring Fund, member of its “advisory group” or Account, as applicable, shall vote its securities held of the Acquired Fund in the same proportion as the vote of all other holders of such securities.

(vi) Reserved.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and the fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. In accordance with the foregoing and in recognition of each Acquired Fund’s obligations regarding disclosure of material nonpublic information under applicable laws, rules and regulations, including without limitation Regulation FD, the Acquiring Fund and Acquired Fund agree that the information on the fees and expenses of each Acquired Fund shall be provided through delivery of or access to publicly available documents.

(c) When used in this Agreement, the term “Account” shall mean any account managed by a member of the Acquiring Fund’s “advisory group” (as such term is defined in the Rule) where such member of the Acquiring Fund’s “advisory group” (as such term is defined in the Rule) exercises voting power, within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, over the securities of any Acquired Fund held in such account.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to the Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to the Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

(b) The Acquiring Fund represents, warrants, certifies, covenants and agrees that any securities of the Acquired Fund held or to be held by it, its “advisory group”, as such term is defined in the Rule, and any Account are held or will be held in the ordinary course of business and that such securities were not and will not be acquired and are not and will not be held for the purpose of or with the effect of changing or influencing the management or policies of the Acquired Fund.

(c) Reserved.

(d) The Acquiring Fund further agrees that, upon any direct or indirect change in control (as defined in Section 2(a)(9) of the 1940 Act) of its investment adviser or depositor, it shall promptly notify the respective Acquired Fund.

(e) Reserved.

(f) Reserved.

4.	Governing Law.

This Agreement shall be construed in accordance with the laws of New York, without giving effect to conflict of laws principles.

5.	Entire Agreement.

This Agreement and the Schedule hereto (which is incorporated by reference) contain the full and complete understanding between the parties with respect to the matters covered and contemplated hereunder and supersede all prior agreements or understandings between the parties relating to the subject matter hereof, whether oral or written, express or implied.

6.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

[Name] c/o [Company] [Address] [City, State, Zip] Fax: Email: With a copy to: [Name] Attn: Legal Dept. [Address] [City, State, Zip] Fax: Email:

Dana A. DeVivo

c/o Cohen & Steers Capital Management, Inc.

1166 Avenue of the Americas, Fl. 30

New York, NY 10036

Email: FundLegalGroup@cohenandsteers.com

With a copy to:

Fund Legal Group

c/o Cohen & Steers Capital Management, Inc.

1166 Avenue of the Americas, Fl. 30

New York, NY 10036

Email: FundLegalGroup@cohenandsteers.com

7.	Term and Termination; Assignment; Amendment; Miscellaneous.

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 7(b). Notwithstanding any provision of this Agreement to the contrary, the obligations set forth in Section 3(b) and Section 3(d) hereof shall apply as of and beginning on the date hereof, and shall continue in effect for the term of this Agreement and thereafter as set forth in Section 7(c) hereof, regardless of whether the Acquiring Fund has made an investment in an Acquired Fund in reliance on the Rule.

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ advance notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1) limits in reliance on the Rule. For purposes of clarity, upon termination of the Agreement, the Acquiring Fund shall not be required to reduce its holdings of the respective Acquired Fund otherwise than in accordance with Section 3(d) and Section 7(c). Termination of this Agreement with respect to a particular Acquired Fund shall not terminate the Agreement as to other Acquired Funds that are parties hereto.

(c) If this Agreement is terminated pursuant to Section 7(b) hereof with respect to an Acquiring Fund and corresponding Acquired Fund, the obligations set forth in Section 1(a)(iv), Section 1(a)(v), Section 1(a)(vi), Section 3(b) and Section 3(d) of the respective Acquiring Fund shall survive and remain continuing obligations of such Acquiring Fund so long as the Acquiring Fund holds voting securities of the applicable Acquired Fund.

(d) This Agreement may not be assigned by either party without the prior written consent of the other.

(e) This Agreement may be amended only by a writing that is signed by each affected party.

(f) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of the Acquiring Funds.

(g) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other Acquired Funds.

(h) The Acquiring Fund and the Acquired Funds may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[Acquiring Fund]

Signature: ___________________ Name:
Title:

COHEN & STEERS CAPITAL MANAGEMENT, INC., on behalf of each of the Acquired Funds listed on Schedule B, Severally and Not Jointly

Signature: ___________________ Name:
Title:

SCHEDULE A

Acquiring Funds

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SCHEDULE B

Acquired Funds

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